PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.73 PER SHARE FOR THE THIRD QUARTER

HUNT VALLEY, MARYLAND – October 27, 2014 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- month period ended September 30, 2014.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended September 30, 2014 of $93.9 million or $0.73 per common share.  The $93.9 million of FFO available to common stockholders for the third quarter of 2014 includes $2.0 million of non-cash stock-based compensation expense, a $1.6 million interest refinancing adjustment (gain), $0.6 million of one-time revenue and $0.3 million of acquisition related costs.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.73 per common share for the three-month period ended September 30, 2014.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, interest refinancing costs, stock-based compensation expense and one-time cash revenue.  For more information regarding FFO and Adjusted FFO, see the “Third Quarter 2014 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended September 30, 2014, the Company reported net income available to common stockholders of $61.7 million, or $0.48 per diluted common share, on operating revenues of $130.7 million.  This compares to net income available to common stockholders of $38.1 million, or $0.32 per diluted common share, on operating revenues of $103.3 million, for the same period in 2013.

For the nine-month period ended September 30, 2014, the Company reported net income available to common stockholders of $164.4 million, or $1.30 per diluted common share, on operating revenues of $373.5 million.  This compares to net income available to common stockholders of $125.3 million, or $1.08 per diluted common share, on operating revenues of $307.6 million, for the same period in 2013.

The year-to-date increase in net income was primarily due to additional operating revenue associated with over $1.0 billion of new investments made since September of 2013.  These increases to revenue were partially offset by increased expenses associated with the new investments; including (i) $12.3 million in increased interest expense, (ii) $3.7 million provision for impairment on real estate properties and (iii) $0.5 million in incremental general and administrative expenses.  In addition, the Company recorded $3.1 million in losses relating to the write-off of deferred financing costs resulting from: (a) the second quarter 2014 termination of the Company’s 2012 credit facility ($2.6 million) and (b) the first quarter 2014 repayment and termination of the Company’s 2013 term loan facility ($2.0 million); offset by a $1.6 million interest refinancing adjustment (gain) recorded in the third quarter of 2014.

THIRD QUARTER 2014 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In October 2014, the Company increased its quarterly common dividend to $0.52 per share.
•	In September 2014, the Company paid off $34 million of long-term debt.
•	In September 2014, the Company issued $250 million aggregate principal amount of its 4.5% Senior Notes due 2025.
•	In August 2014, the Company’s holdings of non-convertible, redeemable preferred stock of an operator were redeemed for $5 million in cash.
•	In July 2014, the Company completed $26 million in new investments.
•	In July 2014, the Company increased its quarterly common dividend to $0.51 per share.

THIRD QUARTER 2014 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2014 were $130.7 million.  Operating expenses for the three-month period ended September 30, 2014 totaled $38.4 million and were comprised of $30.1 million of depreciation and amortization expense, $4.0 million of general and administrative expense, $2.1 million provision for impairments on real estate properties, $2.0 million of stock-based compensation and $0.3 million of costs associated with acquisitions.

Other Income and Expense – Other income and expense for the three-month period ended September 30, 2014 was a net expense of $30.5 million, which was comprised of $30.9 million of interest expense and $1.2 million of amortized deferred financing costs.  The Company also recorded a $1.6 million interest refinancing adjustment (gain) related to the write-off of the remaining fair market value debt adjustment net of prepayment penalty on four mortgage loans the Company paid off in September 2014.

Funds From Operations – For the three-month period ended September 30, 2014, reportable FFO available to common stockholders was $93.9 million, or $0.73 per common share on 128 million weighted-average common shares outstanding, compared to $70.3 million, or $0.59 per common share on 118 million weighted-average common shares outstanding, for the same period in 2013.

The $93.9 million of FFO for the three-month period ended September 30, 2014 includes the impact of $2.0 million of non-cash stock-based compensation expense, a $1.6 million interest refinancing adjustment (gain), $0.6 million of one-time revenue and $0.3 million of acquisition related costs.

The $70.3 million of FFO for the three-month period ended September 30, 2013 includes the impact of $2.3 million in provisions for uncollectible straight-line accounts receivable and $1.5 million of stock-based compensation expense.

Adjusted FFO was $94.0 million, or $0.73 per common share, for the three months ended September 30, 2014, compared to $74.2 million, or $0.63 per common share, for the same period in 2013.  The Company had 10 million additional weighted-average shares outstanding for the three months ended September 30, 2014 compared to the same period in 2013.  For further information see “Funds From Operations” below.

FINANCING ACTIVITIES

$34 Million HUD Mortgage Payoffs – On September 30, 2014, the Company paid approximately $34.3 million to retire four mortgage loans guaranteed by the U.S. Department of Housing and Urban Development (“HUD”).  The loans had a blended interest rate of 6.39% per annum with maturities between April 2031 and March 2041.  The payoff resulted in a $1.6 million gain on the extinguishment of the debt due to the write-off of the remaining $3.3 million of fair market value adjustment offset by a prepayment fee of approximately $1.7 million.

$250 Million Senior Notes – On September 11, 2014, the Company sold $250 million aggregate principal amount of its 4.5% Senior Notes due 2025. These notes were sold at an issue price of 99.131% of the principal amount of the notes, before the initial purchasers’ discount, resulting in gross proceeds to the Company of approximately $248 million.  The Company used the net proceeds of the offering to repay a portion of its indebtedness outstanding under its revolving credit facility.

Proceeds from Diversicare’s Preferred Stock Redemption – On August 20, 2014,  Diversicare Healthcare Services, Inc. (Nasdaq: DVCR) redeemed the shares of its Series C non-convertible, redeemable preferred stock held by the Company, which had a liquidation preference of approximately $4.9 million and a dividend rate of 7% per annum.  The Company received approximately $5.0 million in net proceeds from the redemption its Diversicare preferred shares.  The preferred shares were originally issued to the Company in 2006 in connection with the restructuring of preferred stock and master lease agreements between Diversicare (formerly Advocat Inc.) and the Company.

Equity Shelf Programs and Dividend Reinvestment and Common Stock Purchase Plan – During the nine-month period ended September 30, 2014, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2014
(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date

Number of shares	864	852	132	1,848
Average price per share	$32.94	$35.18	$37.93	$34.33
Gross proceeds	$28,452	$30,000	$5,000	$63,452

Dividend Reinvestment and Common Stock Purchase Program for 2014
(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date

Number of shares	993	406	545	1,944
Average price per share	$31.77	$35.17	$37.51	$34.09
Gross proceeds	$31,543	$14,270	$20,462	$66,275

2014 PORTFOLIO AND RECENT DEVELOPMENTS

$26 Million of New Investment in Q3 2014 – During the three months ended September 30, 2014, the Company completed two separate transactions totaling approximately $26 million of new investments.  The new investments were comprised of 2 skilled nursing facilities (“SNFs”) totaling 257 operating beds.  The 2 facilities are located in Texas and South Carolina.

$8 Million Acquisition – On July 1, 2014, the Company purchased one SNF from an unrelated third party for approximately $8.2 million and leased it to an existing operator of the Company.  The 125 bed SNF, located in Texas, was added to the operator’s existing master lease with an initial annual yield of 9.75%.

$17 Million Acquisition – On July 31, 2014, the Company purchased one SNF from an unrelated third party for approximately $17.3 million and leased it to an existing operator of the Company.  The 132 bed SNF, located in South Carolina, was added to the operator’s existing master lease with an initial annual yield of 9.5%.

Q3 Capital Renovations – In addition to the $26 million of new investments, the Company also invested $6.9 million under its capital renovation program in the third quarter.

Facility Sales and Closures – For the three-month period ended September 30, 2014, the Company closed one facility in Texas and recorded a $2.1 million impairment charge to reduce the carrying value of the facility to its estimated fair value.  The Company also sold a closed held-for-sale facility in Indiana to a third party for approximately $0.1 million, resulting in a $20 thousand loss.  In addition, the Company reclassified one SNF in Vermont to held for sale and recorded approximately $23 thousand impairment charge to reduce the carrying value of the facility to its estimated fair value.

DIVIDENDS

On October 17, 2014, the Company’s Board of Directors announced a common stock dividend of $0.52 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid November 17, 2014 to common stockholders of record on October 31, 2014.

2014 FAD AND ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed its 2014 Adjusted Funds Available For Distribution (“FAD”) to common stockholders range of $2.58 to $2.61 per diluted share and its 2014 Adjusted FFO available to common stockholders range of $2.82 to $2.85 per diluted share.

The Company's FAD and Adjusted FFO guidance for 2014 includes the $470 million of new investments completed through September 30, 2014 and planned capital renovation projects; however, it excludes the impact of gains and losses from additional sale of assets, additional acquisitions and divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and stock-based compensation expense.  A reconciliation of the FAD and Adjusted FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, October 28, 2014, at 10 a.m. Eastern to review the Company’s 2014 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2014 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2014, the Company owned or held mortgages on 562 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 63,532 licensed beds (61,189 available beds) located in 37 states and operated by 50 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2014 FAD and Adjusted FFO Guidance Revised.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,143,356	$3,099,547
Less accumulated depreciation	(794,105)	(707,410)
Real estate properties – net	2,349,251	2,392,137
Investment in direct financing leases	536,687	529,445
Mortgage notes receivable – net	647,590	241,515
	3,533,528	3,163,097
Other investments – net	51,852	53,054
	3,585,380	3,216,151
Assets held for sale – net	6,670	1,356
Total investments	3,592,050	3,217,507

Cash and cash equivalents	452	2,616
Restricted cash	31,821	31,759
Accounts receivable – net	162,628	147,504
Other assets	70,551	62,830
Total assets	$3,857,502	$3,462,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$3,000	$326,000
Term loan	200,000	200,000
Secured borrowings	256,403	298,531
Unsecured borrowings – net	1,841,977	1,199,887
Accrued expenses and other liabilities	149,745	137,695
Total liabilities	2,451,125	2,162,113

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 127,408 shares as of September 30, 2014 and 123,530 as of December 31, 2013	12,741	12,353
Common stock – additional paid-in capital	2,131,033	1,998,169
Cumulative net earnings	1,091,008	926,649
Cumulative dividends paid	(1,828,405)	(1,637,068)
Total stockholders’ equity	1,406,377	1,300,103
Total liabilities and stockholders’ equity	$3,857,502	$3,462,216

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Rental income	$97,536	$93,837	$289,696	$280,015
Income from direct financing leases	14,211	-	42,441	-
Mortgage interest income	16,883	7,289	36,132	22,070
Other investment income – net	2,035	2,175	5,197	5,492
Total operating revenues	130,665	103,301	373,466	307,577

Expenses
Depreciation and amortization	30,111	32,202	92,856	96,386
General and administrative	3,965	3,953	12,211	11,709
Stock-based compensation expense	2,022	1,509	6,570	4,433
Acquisition costs	259	(9)	399	134
Impairment loss on real estate properties	2,102	-	3,660	-
Provisions for uncollectible mortgages, notes and accounts receivable	(15)	2,321	2,730	2,386
Total operating expenses	38,444	39,976	118,426	115,048

Income before other income and expense	92,221	63,325	255,040	192,529
Other income (expense)
Interest income	11	3	36	20
Interest expense	(30,873)	(24,492)	(87,401)	(75,116)
Interest – amortization of deferred financing costs	(1,243)	(699)	(3,111)	(2,079)
Interest – refinancing gain (costs)	1,617	-	(3,068)	11,112
Total other expense	(30,488)	(25,188)	(93,544)	(66,063)

Income before (loss) gain on assets sold	61,733	38,137	161,496	126,466
(Loss) gain on assets sold – net	(20)	-	2,863	(1,151)
Net income available to common stockholders	$61,713	$38,137	$164,359	$125,315

Income per common share available to common shareholders:
Basic:
Net income	$0.48	$0.32	$1.30	$1.08
Diluted:
Net income	$0.48	$0.32	$1.30	$1.08

Dividends declared and paid per common share	$0.51	$0.47	$1.50	$1.38

Weighted-average shares outstanding, basic	127,464	117,600	126,132	115,527
Weighted-average shares outstanding, diluted	128,428	118,462	126,895	116,335

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income available to common stockholders	$61,713	$38,137	$164,359	$125,315
Add back loss (deduct gain) from real estate dispositions	20	—	(2,863)	1,151
Sub – total	61,733	38,137	161,496	126,466
Elimination of non-cash items included in net income:
Depreciation and amortization	30,111	32,202	92,856	96,386
Add back non-cash provision for impairment on real estate properties	2,102	—	3,660	—
Funds from operations available to common stockholders	$93,946	$70,339	$258,012	$222,852

Weighted-average common shares outstanding, basic	127,464	117,600	126,132	115,527
Restricted stock and PRSUs	964	823	763	774
Deferred stock - directors	—	39	—	34
Weighted-average common shares outstanding, diluted	128,428	118,462	126,895	116,335

Funds from operations per share available to common stockholders	$0.73	$0.59	$2.03	$1.92

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$93,946	$70,339	$258,012	$222,852
Deduct one-time cash revenue	(585)	—	(585)	—
(Deduct)/add back non-cash provision for uncollectible accounts receivable, mortgages and notes	(15)	2,321	2,730	2,386
(Deduct)/add back interest refinancing (gain) expense	(1,617)	—	3,068	(11,112)
Add back/(deduct) acquisition costs	259	(9)	399	134
Add back non-cash stock-based compensation expense	2,022	1,509	6,570	4,433
Adjusted funds from operations available to common stockholders	$94,010	$74,160	$270,194	$218,693

Adjustments to calculate funds available for distribution:
Non-cash interest expense	1,290	723	3,262	1,789
Non-cash revenues	(9,377)	(7,568)	(26,584)	(22,321)
Adjusted Funds available for distribution	$85,923	$67,315	$246,872	$198,161

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company currently expects its 2014 Adjusted FFO available to common stockholders to be a range of $2.82 to $2.85 per diluted share.  The Company also expects its 2014 FAD to be a range of $2.58 and $2.61 per diluted share.  The following table presents a reconciliation of our guidance regarding Adjusted FFO and FAD to net income available to common stockholders:

	2014 Projected Adjusted FFO and FAD
Per diluted share:
Net income available to common stockholders	$1.70	−	$1.72
Less gain from real estate dispositions	(0.02)	−	(0.02)
Sub total	1.68		1.70
Elimination of non-cash items included in net income:
Depreciation and amortization	0.99	−	1.00
Provision for impairment on real estate assets	0.03		0.03
Provision for uncollectible mortgage, note and accounts receivable	0.02	−	0.02
Funds from operations available to common stockholders	$2.72	−	$2.75

Adjustments:
Acquisition costs	0.01	−	0.01
Interest – refinancing costs	0.02		0.02
Stock-based compensation expense	0.07	−	0.07
Adjusted funds from operations available to common stockholders	$2.82	−	$2.85

Adjustments:
Non-cash interest expense	0.03	−	0.03
Non-cash revenue	(0.27)	−	(0.27)
Adjusted Funds available for distribution	$2.58	−	$2.61

Note: All per share numbers rounded to 2 decimals.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended September 30, 2014:

	As of September 30, 2014
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	451	49,861	$3,162,306	73%
Capital Lease	56	5,440	536,687	12%
Loans Receivable	55	5,888	647,590	15%
Total Investments	562	61,189	$4,346,583	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1)	530	59,236	$4,159,370	96%	$70
Assisted Living Facilities	21	1,410	123,701	3%	88
Specialty Hospitals and Other	11	543	63,512	1%	117
	562	61,189	$4,346,583	100%	$71

Note: table above excludes one closed facility and one facility classified as held-for-sale. (1) Includes a $19.2 million lease inducement.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2014
Rental Property (1)	$97,536	75%	$289,696	78%
Capital Lease	14,211	11%	42,441	11%
Mortgage Notes	16,883	13%	36,132	10%
Other Investment Income - net	2,035	1%	5,197	1%
	$130,665	100%	$373,466	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2014
Skilled Nursing Facilities (1)	$123,214	94%	$352,700	94%
Assisted Living Facilities	3,208	2%	9,485	3%
Specialty Hospitals	2,208	2%	6,084	2%
Other	2,035	2%	5,197	1%
	$130,665	100%	$373,466	100%

(1) 3rd quarter revenue includes $0.8 million reduction for lease inducement and $2.4 million year-to-date.

Operator Concentration by Investment ($000's)	As of September 30, 2014
	# of Properties	Investment	% Investment
New Ark Investment, Inc.	59	$571,287	13%
Ciena Healthcare	31	415,418	10%
CommuniCare Health Services, Inc.	36	353,827	8%
Genesis Healthcare	51	342,033	8%
Health & Hospital Corporation	44	304,719	7%
Guardian LTC Management Inc. (1)	32	257,671	6%
Airamid Health Management	37	255,125	6%
Signature Holdings II, LLC	32	238,101	5%
S&F Management Company, LLC	15	217,073	5%
Gulf Coast Master Tenant I, LLC	18	156,936	4%
Remaining 40 Operators	207	1,234,393	28%
	562	$4,346,583	100%

Note: table above excludes one closed facility and one facility classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Concentration by State	# of Properties	Investment	% Investment
Florida	86	$620,786	14%
Michigan	35	453,418	10%
Ohio	52	384,398	9%
Indiana	55	343,799	8%
Pennsylvania	32	290,581	7%
Mississippi	19	221,712	5%
South Carolina	18	198,161	5%
Texas	39	193,606	4%
California	22	187,032	4%
Maryland	16	174,077	4%
Tennessee	18	150,620	4%
Arkansas	23	127,200	3%
Arizona	11	102,746	2%
West Virginia (1)	11	94,996	2%
Colorado	12	79,659	2%
Georgia	8	72,436	2%
Remaining 21 States	105	651,356	15%
	562	$4,346,583	100%
Note: table above excludes one closed facility and one facility classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of September 30, 2014
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2014	$-	$-	$-	0%
	2015	2,229	-	2,229	0.5%
	2016	26,461	-	26,461	5.8%
	2017	7,339	-	7,339	1.6%
	2018	38,156	-	38,156	8.3%
	2019	-	-	-	0%

(1) Based on contractual rents and interest as of October 2014 (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2014	53.0%	39.2%	7.8%
Three-months ended March 31, 2014	53.1%	39.3%	7.6%
Three-months ended December 31, 2013	54.2%	37.5%	8.3%
Three-months ended September 30, 2013	54.1%	37.6%	8.3%
Three-months ended June 30, 2013	53.2%	38.8%	8.0%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended June 30, 2014	84.2%	1.8	x	1.4	x
Twelve-months ended March 31, 2014	83.7%	1.8	x	1.4	x
Twelve-months ended December 31, 2013	83.3%	1.9	x	1.4	x
Twelve-months ended September 30, 2013	83.7%	1.9	x	1.5	x
Twelve-months ended June 30, 2013	83.8%	1.9	x	1.5	x

(1)	Based on available (operating) beds.

The following table presents a debt maturity schedule as of September 30, 2014:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2014	$-	$-	$-	$-	$-
2015	-	-	-	-	-
2016	-	-	-	-	-
2017	-	-	-	-	-
2018	-	1,000,000	-	-	1,000,000
2019	-	200,000	-	-	200,000
Thereafter	242,393	-	1,825,000	20,000	2,087,393
	$242,393	$1,200,000	$1,825,000	$20,000	$3,287,393

(1) Excludes $14.0 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $1 billion revolver due 2018 and a $200 million term loan due 2019.
(4) Excludes net discount of $3.8 million.
(5) Excludes $0.8 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and nine - month period ended September 30, 2014:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2014
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$25,500	79%	$47,500	10%
Mortgages	437	1%	411,539	87%
Other	6,439	20%	14,801	3%
Total	$32,376	100%	$473,840	100%